EXHIBIT 10.10

GSM AND IN SUPPLEMENT TO THE PURCHASE AND LICENSE AGREEMENT (Revision 2)

      The terms and conditions provided in this GSM AND IN SUPPLEMENT TO THE PURCHASE AND LICENSE AGREEMENT (Revision 2) (“Supplement”) and its attachments are in addition to those contained in the Purchase and License Agreement effective as of December 20, 2001, as amended, (“PLA”) entered into by and between Microcell Solutions Inc. (formerly Microcell Connexions Inc.) (“Customer”) and Nortel Networks Limited (“Nortel Networks”), and will apply solely to the provision of the Products and/or Services specified in this Supplement during the Term.

      WHEREAS, Nortel Networks and Customer previously entered into a GSM and IN Supplement to the PLA effective December 20, 2001, which was superseded by the GSM and IN Supplement to the PLA (Revision 1) effective December 6, 2002 (“2002 Supplement”) and amended by the Letter of Agreement effective December 11, 2003 (“LOA”);

      AND WHEREAS, the parties now wish to amend certain provisions of the 2002 Supplement and accordingly wish to replace the 2002 Supplement as well as the LOA with this Supplement;

      NOW THEREFORE, in consideration of the premises herein and for other good and valuable consideration, Nortel Networks and Customer agree as follows:

1.	Term

      This Supplement is effective as of January 13, 2004 (“Effective Date”) and shall continue until December 31, 2006 unless earlier terminated as provided herein (“Term”). This Supplement hereby supersedes and replaces the 2002 Supplement and the LOA as of the Effective Date. However, for greater certainty, certain provisions of the 2002 Supplement shall survive such termination pursuant to Section 12 thereof and nothing in this section affects the parties’ agreements made under Section 2 of the 2002 Supplement.

2.	Products and Pricing

      This Supplement shall govern Customer’s purchase/license of Nortel Networks Products and Services listed in the Attachment A attached hereto. The prices for such Products and Services will be based on the Nortel Networks base prices to Customer, as set forth in Attachment B (“Microcell Base Price”). Unless otherwise stated herein, all pricing set forth in this Supplement is in Canadian dollars.

3.	Customer’s Commitments

      In consideration of the incentives and discounts contained in Attachment B, Customer agrees as follows:

a)	Throughout the Term, on a quarterly basis, Customer shall provide Nortel Networks with a rolling twelve (12)-month, month-by-month forecast of its requirements for GSM 1900 equipment and software and UMTS equipment and software as described in Attachment A and related Services. Nortel Networks acknowledges that such forecast will not be binding, and that Customer shall not be obligated to submit an Order for any portion of such forecast or estimate.

b)	Customer will issue, not later than December 10th of each of 2004 and 2005 Order(s) for the maintenance of all Products under an extended service and support plan (“ESSP”) for the following year. Payments of the ESSP fees, as set out in Attachment B, shall be made in four (4) equal quarterly payments, which shall be due on January 1st, April 1st, July 1st and October 1st of the applicable calendar year.

c)	During the Term, Customer:

(i)	will not replace with equipment of another equipment provider any of the Nortel Networks GSM Products installed that are carrying traffic in the following provinces: British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, Nova Scotia and Newfoundland;

(ii)	will continue to use all the Nortel Networks GSM Products currently carrying GSM traffic in the provinces referenced in item (i) above unless and until replaced by other Nortel Networks GSM Products;

(iii)	once all the Customer’s existing MSCs and HLRs have been replaced by Nortel Networks equipment (as described in Section 3d) below), Customer will purchase or license, as the case may be, all of its GSM and UMTS Core network (MSC, HLR and call servers) for extensions and new switch/core sites exclusively from Nortel Networks until December 31, 2006. For greater certainty, this exclusivity shall not apply to UMTS service layer and UMTS access equipment. Microcell will agree to grant to Nortel Networks, until December 31, 2008, a similar exclusivity to the one set forth in this Section 3c)(iii) under a new agreement to be negotiated between the parties applying from January 1, 2007, to the extent that Nortel Networks offers to Microcell comparable and favourable discounts on these products in the new agreement.

d)	Customer will purchase 2 HLRs (in a mated pair configuration) with capacity of 2.2 Million subscribers and 2 MSCs with an aggregate capacity of 1,200 T1’s to replace the Customer’s existing equipment as described in paragraph 1.1b) of Attachment B. This equipment will be delivered to Customer site starting January 5, 2004, but no later than January 15, 2004.

e)	If Customer decides to launch a City Fido™ offer or any offer similar to the City Fido™ offering launched in October, 2003 in Vancouver (i.e. an offer contemplating unlimited usage for a fixed monthly price) in the market deserved by the City Fido Sites (as defined in Attachment B), Customer will provide Nortel Networks with notice of this decision (the “City Fido Notice”) and will purchase and take delivery of at least $15,000,000 of BSS Products (net of all incentives described in Attachment B) for the City Fido Sites before June 30, 2004. Customer further agrees to issue Orders for 2,000 BSC licenses and for fifty (50) S12000 S555 configurations (fifty (50) main and fifty (50) extension cabinets) and its related miscellaneous items no later than the Effective Date. However, if Customer does not issue the City Fido Notice prior to June 30, 2004, Customer’s commitment to purchase BSC licenses shall be reduced from 2,000 to 1,500, which corresponds to the needs of Customer for Vancouver in 2004. Nortel Networks hereby acknowledges that 1,100 BSC licenses have already been ordered by Customer for Vancouver and that Customer’s commitment pursuant to this Section, if it does not issue the City Fido Notice, shall be limited to the ordering of 400 BSC licenses.

f)	Customer will purchase and take delivery of at least 80T1’s to be installed in one or both Vancouver MSCs before December 15, 2004.

4.	Purchase and License Agreement

      Subject to Section 8, the parties hereby agree that the PLA including this Supplement, shall not, during the Term, be terminable by the parties, except with written consent and agreement of both Nortel Networks and Customer, unless otherwise specifically permitted by the terms and conditions herein.

5.	Confidentiality and Press Releases

      The content of this Supplement shall remain confidential to Nortel Networks and Customer, and shall not be disclosed, publicized or disseminated by either party, unless required by law, without the prior written consent of the other party. Customer and Nortel Networks hereby agree to issue a joint mutually agreed upon press release related to this Supplement.

6.	Delay and cancellation of an Order

      If Nortel Networks delays in the delivery of GA Products or Services for more than sixty (60) days after the standard lead-time interval defined in Attachment G (Order Lead-times) which will be finalized within thirty (30) days of the Effective Date, following receipt of an Order that is accepted by Nortel Networks, Customer may cancel the Order and the net amount of the cancelled Order will be included in the calculation of net volumes as if the Order had not been cancelled for the purpose of calculating incentives based on volumes hereunder, the whole without prejudice to its right to claim damages for such delay and without prejudice to any other right or recourse it may have.

7.	Product Evolution

a)	Nortel Networks will provide Customer with Manufacture Discontinued (MD) Notices at least six (6) months prior to the MD date of its Products. The MD Notices will contain the following information:

(i)	MD date

(ii)	End of Life (EoL) date (end of support for the product)

(iii)	Last time buy of the Product (including spares)

b)	Spares parts for current Products remain available for purchase until MD’ed. Spare parts for Products being MD’ed are available for last time buy per the MD Notice.

(i)	For GSM Products, the Repair Services will be available for five (5) years after the Product is MD’ed (if MD’ed during the contract period) or for five (5) years after the PLA expires for then current products, whichever comes first.

(ii)	For the other Products (including OEM components) defined in Attachment A, the Repair Services will be available until the Product EoL as defined in the MD Notice.

8.	Termination

      Either party may terminate this Supplement by giving written notice to the other party, if the other party: 1) commits a substantial breach of a material term, condition or provision hereunder; or 2) makes a general assignment for the benefit of creditors or if a petition in bankruptcy or under insolvency law is filed by or against the other party and such petition is not dismissed within sixty (60) days after it has been filed; provided however, that neither party shall terminate this Supplement unless and until the other party shall have failed to cure such default within thirty (30) days after it has been served with a notice requiring that such default be cured and stating the sending party’s intention to terminate the Supplement if compliance with the notice to cure is not met. Termination shall not limit either Nortel Networks or Customer from pursuing any other remedies available to either of them, including injunctive relief, nor shall such termination relieve obligation to pay all fees that accrued prior to termination.

9.	Survival

      Notwithstanding the termination or expiry of this Supplement or of the PLA, the provisions of the PLA and of this Supplement which are intended by their nature to survive shall survive the termination or expiry of this Supplement or of the PLA.

MICROCELL SOLUTIONS INC.

By:
Name: Carl Dexter
Title: Vice President, Network
Address: 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, H5A 1K3

Date:

NORTEL NETWORKS LIMITED

By:
Name: Rejean Bourgault
Title: Account Leader
Address: 8200 Dixie Road,
Brampton, Ontario, L6T 5P6

Date:

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